1                                    FORM 15
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM 15
 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
     Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.
                  Commission File Number   2-75559
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                         Snowy Owl Inn Corporation
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            (Exact name of registrant as specified in its charter)

        P.O. Box 405, Waterville Valley, New Hampshire, 03215, 603-236-8383
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                      Deeds characterized as securities
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   (Title of each class of securities for which a duty to file reports under
                        Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)   [ ]                  Rule 12h-3(b)(1)(ii)   [ ]
       Rule 12g-4(a)(1)(ii)  [ ]                  Rule 12h-3(b)(2)(i)    [ ]
       Rule 12g-4(a)(2)(i)   [ ]
       Rule 12g-4(a)(2)(ii)  [ ]                  Rule 12h-3(b)(2)(ii)   [ ]
       Rule 12h-3(b)(1)(i)   [ ]                  Rule 15d-6             [X]

     Approximate number of holders as of the certification or notice date: 82

         Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  April 10, 2001                By:   /s/ Joyce Ives
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                                     	    Joyce Ives, Innkeeper